Exhibit 5.1

Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street PO Box 10240
KY1-1002
Grand Cayman Cayman Islands
Tel: +1 345 949 8599
Fax: +1 345 949 4451

20 September 2022

philip.graham@harneys.com

+1 284 852 2551

PRG/GYW/056136.0001

SAI.TECH Global Corporation

#01-05 Pearl’s Hill Terrace

Singapore

168976

Dear SAI.TECH Global Corporation

SAI.TECH Global Corporation (the “Company”)

We are lawyers qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company's Follow-on F-1 Registration Statement, as may be amended from time to time (the “Statement”), the offering of up to 30,000,000 units (the “Units”), with each unit consisting of one Class A Ordinary Share, par value $0.0001 (a “Class A Ordinary Share”) and one Class B warrant to purchase one Class A Ordinary Share, immediately exercisable for one Class A Ordinary Share at an exercise price of not less than 100% of the public offering price of each unit sold in the offering and to expire five years after the issuance date (the “Class B Warrants”). Each Class A Ordinary Share is to be purchased in the offering only with the accompanying Class B Warrant as part of a Unit, but with the components of the Units to be immediately separate upon issuance.

The Class A Ordinary Shares underlying the Units are referred to herein as the “Unit Shares” and the Class A Ordinary Shares underlying each Class B Warrant, entitling the holder thereof to purchase one Class A Ordinary Share, are referred to herein as the “Warrant Shares”.

In this opinion the “Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

On 19 July 2021 the firm converted to a limited liability partnership pursuant to the Limited Liability Partnership Act 2017 of the laws of the Cayman Islands. Prior to re-registration the name of the firm was Harney Westwood & Riegels. A list of partners is available for inspection at our offices.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Capital. The authorised share capital of the Company is US$35,000 divided into 330,369,366 Class A Ordinary Shares of par value US$0.0001 each, 9,630,634 Class B ordinary shares of par value US$0.0001 each and 10,000,000 preference shares of par value US$0.0001 each.

3	Capacity and Power. The execution and delivery of the Statement by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

4	Unit Shares. The Unit Shares, as contemplated by the Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Unit Shares (by the entry of the name of the relevant registered owner in the register of members of the Company (the Register of Members) confirming that such Unit Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the memorandum and articles of association of the Company (the Memorandum & Articles), the Unit Shares will have been validly issued, fully paid and non-assessable.

5	Warrants & Warrant Shares. The Class B Warrants and the Warrant Shares have been duly authorised by all necessary corporate action of the Company and upon exercise of the Class B Warrants and issue of the Warrant Shares (by the entry of the name of the registered owner thereof in the Register of Members confirming that such Warrant Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum & Articles and in the manner contemplated by the Warrant Documents, the Warrant Shares will have been validly issued, fully paid and non-assessable.

As a matter of Cayman Islands law, a share is only issued when it has been entered in the Register of Members.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only). Notwithstanding the above we hereby consent to the filing of this opinion letter as an exhibit to the Statement.

Yours faithfully

Harney Westwood & Riegels

SCHEDULE 1

List of Documents Examined

1	The certificate of incorporation dated 26 January 2021 and the amended and restated memorandum and articles of association of the Company as adopted on 29 April 2022.

2	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 16 September 2022.

3	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the Director’s Certificate).

4	A copy of the minutes of the board of directors of the Company dated 18 September 2022 (the Minutes).

5	A draft form of Class B Warrant and a Class B Warrant Agency Agreement (the Warrant Documents).

6	The Statement.

(1 to 5 above are the Documents).

SCHEDULE 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Warrants. That the Class B Warrants shall have been duly issued under the laws of the State of New York and registered in the register of warrants of the Company.

4	Director’s Certificate. We have relied upon the statements and representations made in the Director’s Certificate as to factual matters.

5	Consideration. The Company will have received consideration in money or money’s worth for each Class A Ordinary Share offered by the Company when issued at the agreed issue price, such issue price in any event not being less than the stated par or nominal value of each Class A Ordinary Share.

6	Resolutions. The Resolutions remain in full force and effect.

7	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Document will not cause any of the parties thereto to be in breach of any agreement or undertaking.

8	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

9	Solvency. The Company was on the date of execution of this opinion able to pay its debts as they fall due.

10	Foreign Laws. There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any opinion given herein.

SCHEDULE 3

Qualifications

1	Non-assessable. In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the “Court’s Digital System”), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

4	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2020 Revision).

SAI.TECH GLOBAL CORPORATION

incorporated in the Cayman Islands
Company No. 370735

(the “Company”)

DIRECTOR’S CERTIFICATE

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the Opinion) in relation to:

(i)	certain aspects of Cayman Islands law and the Company's amendment to its Follow-on F-1 Registration Statement (the Statement); and

(ii)	the offering of up to 30,000,000 units (the “Units”), with each unit consisting of one Class A Ordinary Share, par value $0.0001 (a “Class A Ordinary Share”) and one Class B warrant to purchase one Class A Ordinary Share, immediately exercisable for one Class A Ordinary Share at an exercise price of not less than 100% of the public offering price of each unit sold in this offering and to expire five years after the issuance date (the “Class B Warrants”). The Class A Ordinary Shares to each be purchased in the offering only with the accompanying Class B Warrant as part of a Unit, but the components of the Units to be immediately separate upon issuance.

Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1.	The memorandum and articles of association of the Company remain in full force and effect and are unamended.

2.	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3.	The resolutions contained in the minutes of the board meeting of 19 September 2022, as appended, (the Resolutions) were duly passed in the manner prescribed in the memorandum and articles of association of the Company (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4.	The authorised share capital of the Company is US$35,000 divided into 330,369,366 Class A ordinary shares of par value US$0.0001 each, 9,630,634 Class B ordinary shares of par value US$0.0001 each and 10,000,000 preference shares of par value US$0.0001 each.

5.	As of the date of this Certificate the Company has issued:

a.	12,933,653 Class A ordinary shares of par value US$0.0001 each;
b.	9,630,634 Class B ordinary shares of par value US$0.0001 each;
c.	nil preference shares of par value US$0.0001 each; and
d.	2,244,493 warrants which are convertible into up to 2,244,493 Class A ordinary shares of par value US$0.0001 each.

6.	The issued shares of the Company, as set out at paragraphs 5.a and 5.b (which include the Private Placement Shares and the Founder Shares) have been duly registered in the Register of Members of the Company and the warrants, as set out at paragraph 5.d, have been duly registered in the Register of Warrants of the Company.

7.	The shareholders of the Company (the Shareholders) have not restricted the powers of the directors of the Company in any way.

8.	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows:

a.	Risheng Li;
b.	Hao Ge;
c.	Yao Shi
d.	Jinlong Zhu; and
e.	Yusen Chen.

9.	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Resolutions, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Resolutions for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10.	Each director of the Company considers the transactions contemplated by the Resolutions to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11.	To the best of my knowledge and belief, after having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12.	To the best of my knowledge and belief, after having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13.	The amendment to the Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

14.	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

15.	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

16.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Statement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Director’s Certificate, in his capacity as a director of the Company and not in his individual capacity, as of the date first written above.